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                                                                 Exhibit (a)(14)

CONTACT:    The Altman Group, Inc.
            (800) 467-0821 (toll free)

FOR IMMEDIATE RELEASE

           AIMCO PROPERTIES, L.P. ANNOUNCES EXTENSION OF TENDER OFFERS


     DENVER, COLORADO, May 31, 2005 - As previously announced, AIMCO Properties, L.P. is offering to purchase units of limited partnership interest in the partnerships set forth below, subject to the terms of their respective Offers to Purchase and related Letters of Transmittal (as amended and supplemented, the "Offers"). AIMCO Properties, L.P. has now extended the expiration date of each of the Offers to midnight, New York City time, on June 27, 2005. The Offers were previously scheduled to expire at midnight, New York City time, on May 31, 2005. AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offers, that as of the close of business on May 27, 2005, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


Name of Partnership                                     Number of Units Tendered
-------------------                                     ------------------------

Century Properties Fund XIV                             698.5

Century Properties Fund XV                              2,450

Century Properties Fund XIX                             3,570

Century Properties Growth Fund XXII                     4,963

Davidson Growth Plus, L.P.                                842

Davidson Income Real Estate, L.P.                         550

Fox Strategic Housing Income Partners                   1,007

National Property Investors III                           607



     For further information, please contact The Altman Group, Inc. at (800) 467-0821 (toll free), which is acting as the Information Agent for the Offers.